PARTICIPATION AGREEMENT

 This Participation Agreement is entered into this 28th day of March, 1994, by and between BuenaVentura Resources Corporation, a Utah corporation, of 215 South State Street, Suite 550, Salt Lake City, Utah 84111 ("BVRC"), and Asphalt Ridge Limited Partnership, a Texas limited partnership (the "Participant").

                                   WITNESSETH

 WHEREAS, BVRC has entered into a Letter of Understanding for Tar Sands Project dated November 24, 1993 with Swaco Geolograph ("Swaco"), Richey Petroleum Corporation and Post Petroleum Company (collectively, the "Joint Venture"), a copy of which is attached hereto as Exhibit "A" and by this reference incorporated herein (the "Letter Agreement").

 WHEREAS, under paragraph 5 of the Letter Agreement, it is acknowledged that BVRC may relinquish up to 2 1/2% of its interest in the proposed tar sands project within the area of mutual interest to any investors who fund the Initial Production Facility ("IPF"). The area of mutual interest under the Letter Agreement is the Uintah Basin, Utah.

 WHEREAS, Participant has expressed its intent to contribute $250,000 to partially fund the IPF under certain conditions which conditions have been agreed to by BVRC.

 NOW, THEREFORE, for ten dollars, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, it is agreed that:

 1. Upon:

    (a)Swaco providing its written acknowledgment to BVRC confirming its unqualified intention to proceed with the IPF in accordance with its turnkey proposal,

    (b)a determination by BVRC in good faith that all other material preconditions necessary to proceed with the IPF project have been satisfied, including receipt by BVRC of written notification from Swaco of its receipt of cash (or equivalent irrevocable letter of credit in enforceable form) aggregating at least $250,000 from Richey and/or Post, to fund a portion of the IPF.

Participant shall contribute $250,000 in cash or by a letter of credit (in customary form reasonably acceptable to Swaco) to partially fund the IPF operations as contemplated under the Letter Agreement. BVRC shall hold such cash or letter of credit in escrow (subject to an obligation to immediately refund same to Participant without deduction in the event the foregoing conditions are not fully satisfied) until the requirements of this paragraph have been satisfied. Participant shall have no further or continuing obligation to provide funding for the IPF over and above the $250,000.

 2. Upon contributing the $250,000 funding for the IPF, Participant will be entitled to the following:

    (a)An economic interest in the first "Commercial Facility" (as that term is used in the Letter Agreement) which interest shall be a percentage of the "Net Proceeds" as that term will be defined in the Mining Joint Venture Agreement contemplated in paragraph 5 of the Letter Agreement utilizing the Rocky Mountain Mineral Law Foundation Form 5 Mining Venture Agreement ("MVA"). A copy of Exhibit "D" entitled "Net Proceeds Calculation" to the Form 5 MVA is attached hereto as Exhibit "B" for illustrative purposes only, it being understood that the final form may require modification depending on the operational and other circumstances surrounding the project. It is the intent of the parties hereto, however, that "Net Proceeds" shall be defined the same for Participant as that term is defined for BVRC under the MVA, that Net Proceeds shall include, without limitation, a percentage of the Net Proceeds from the production of crude oil produced from that certain real property referred to on Exhibit "C" attached hereto, that BVRC shall give fair consideration to the interests of Participant in such negotiations, and that BVRC shall seek the consent of Participant to the MVA before signing, which consent shall not be unreasonably withheld and is not required as a precondition of BVRC signing the MVA. Additionally, BVRC shall not seek to diminish the economic interest of Participant by manipulating the definition of Net Proceeds so as to enhance other fees, compensation or returns that BVRC or its affiliates may be entitled to receive from the Commercial Facility. Further, the definition of Net Proceeds shall not be interpreted to impose any double deduction for capital costs or operating expenses that have already been paid for by the investments in the Commercial Facility made by Participant and the Joint Venturers.

      Participant's Net Proceeds Interest in the first Commercial Facility shall be two and one-half percent (2 1/2%) of 8/8ths of the Net Proceeds realized from commercial activity or production from the first Commercial Facility, subject to the following provisions.

      If (1) the cost (excluding any fees or other compensation paid to BVRC and its affiliates) to place the first Commercial Facility into commercial operation (the "Initial Cost") exceeds $12 million, or (2) the first Commercial Facility is subsequently expanded and the cost (excluding any fees or other compensation paid to BVRC and its affiliates) for placing the expanded facility into commercial operation, when added to the Initial Cost, exceeds $12 million (the excess cost above $12 million being in each instance referred to as the "Excess Cost", and the Initial Cost plus the Excess Cost equalling the "Total Cost"), Participant shall be notified in writing with a full accounting and explanation, and shall have the election to:

      (i) Maintain their 2 1/2% of 8/8ths Net Proceeds Interest by timely contributing, as provided in the MVA, 2 1/2% of the Excess Cost; or

      (ii) Make no additional contribution and continue to own a Net Profits Interest in the first Commercial Facility equal to a percentage that is proportionately reduced by the Excess Cost. The formula for determining such proportionate reduction shall be as follows: multiply 2 and 1/2% by 12,000,000 and divide the product by the Total Cost. The result thus derived is the proportionately reduced interest.

    (b)The option to participate in each additional tar sands project of BVRC under an MVA (or any amendment thereto), including any other tar sands operations or facilities proposed under an MVA within the Uintah Basin, to the extent of a 2 1/2% of 8/8ths Net Proceeds Interest, which shall be exercised under the same time frame (and with full access to all information) in which the other parties make their election(s) under such MVA and based upon an investment proportional to the interest. In the event Participant (or if Participant is dissolved, all or some of its partners acting collectively) does not elect to participate for the full 2 1/2% interest in a subsequent tar sands project, Participant shall thereafter have no further interest in the particular project for which such option terminated.

 3. Participant shall not be a party to the MVA, but shall be expressly acknowledged therein as being entitled to the Net Proceeds Interest, and the MVA shall contain appropriate language to assure that Participant's share of the Net Proceeds is appropriately and timely paid. Furthermore, to assure that Participant's option to participate in future projects is protected even in the event BVRC elects not to participate in such future projects for its own interest under the MVA, BVRC shall reserve, on Participant's behalf, an express right for Participant to make a separate election for its own interest in all future projects attributable to Participant's option in accordance with paragraph 2(b) above.

 4. BVRC shall have the right of first refusal to purchase the interest, or any part thereof, of Participant granted and earned under this Agreement by matching any bona fide cash offer that Participant desires to accept, with cash, or with the equivalent value of common stock in Crown Energy Corporation registered on a nationally recognized securities exchange, such as NASDAQ, the American Stock Exchange or the New York Stock Exchange, consisting of a number of shares having a total value based on the bid price on the day of closing equal to such cash offer. Participant shall not sell, or otherwise transfer, or offer to sell or transfer, any interest except for cash in U.S. Dollars or securities registered on a nationally recognized securities exchange, such as NASDAQ, the American Stock Exchange or the New York Stock Exchange, having an aggregate bid price on the day of closing equal to such cash offer. BVRC shall have thirty-three (33) days after receipt of written notice from Participant to make its election. Participant's notice to BVRC shall set forth in reasonable detail all material aspects of the bona fide offer to enable BVRC to make an informed business decision concerning its election. BVRC shall make its election to exercise its first right of refusal in writing, delivered to the Participant at the address specified in the notice. BVRC's election shall be deemed delivered three (3) days after being mailed to Participant at the specified address, properly addressed, postage prepaid, by certified mail, return receipt requested.

 5. BVRC will consult with a representative appointed by Participant in negotiating the MVA contemplated in the Letter Agreement; provided, however, that all final decisions respecting the MVA, or any part or aspect thereof, are, subject to the terms set forth above, expressly reserved by, and shall be at the sole discretion of, BVRC.

 6. It is recognized that Participant is a Texas Limited Partnership. In the event Participant dissolves, the limited partners to whom undivided interests in the Limited Partnership are distributed in connection with such dissolution shall be deemed Participants hereunder, provided that (a) as to any decisions required to be made by Participant under this Agreement, the individuals shall designate one common representative and all actions shall be determined by a majority in interest of the Participants, and (b) as to the elections available to the Participant hereunder, if fewer than all of the distributees desire to make such elections, such elections may nonetheless be effectively made by fewer than all of the individual distributees as long as the electing distributees (in the aggregate) commit all of the funds and take all of the actions required to be taken on the part of the Participant hereunder within the timeframe allowed to the Participant.

 7. This Agreement constitutes the entire agreement between the parties hereto. No amendment or modification shall be binding on any party unless made in writing and duly executed.

 8. Failure of any party to enforce any provision hereof at any time shall not be construed as a waiver of such provision or any other provisions hereof.

 9. This Agreement shall be interpreted and governed by the laws of the State of Utah. If any provision hereof is, for any reason, declared to be invalid or unenforceable, the validity of the remaining portion shall not be affected thereby.

 10. This Agreement may be signed in counterpart originals, each of which, or a copy or legible facsimile thereof, shall be deemed an original for all purposes.

 11. A memorandum of this Agreement will be executed by the parties and may be recorded in the real property records of Uintah County, Utah.

 IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                 BUENAVENTURA RESOURCES CORPORATION



                                 -----------------------------------------------
                                 Thomas W. Bachtell
                                 President


                                 ASPHALT RIDGE LIMITED PARTNERSHIP

                                 By: ASPHALT RIDGE DEVELOPMENT COMPANY, its General Partner



                                 By:
                                    --------------------------------------------
                                         David M. Mitchell, President


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